EXECUTION COPY

                              DATED 6 DECEMBER 2005

                                JACOBS VENTURE AG

                                       AND

                                DEUTSCHE BANK AG

                        --------------------------------

                        BILATERAL EQUITY-LINKED CONTRACT

                        --------------------------------

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THIS AGREEMENT is made on 6 December 2005

BETWEEN

(1) JACOBS VENTURE AG c/o Zehnder, Schatti und Partner AG, Zugerstrasse 76b, 6340 Baar, Switzerland (the "Company"); and

(2) DEUTSCHE BANK AG, Taunusanlage 12, 60325 Frankfurt am Main, Germany (the "Bank").

IT IS AGREED as follows

1.      DEFINITIONS

1.1     In this Agreement, the following terms have the following meanings:

        "Adecco" means Adecco S.A., Cheserex (CH);

        "Adecco Share" means an ordinary registered share, currently of CHF 1.00 par value, in the share capital of Adecco;

        "Adecco Shareholder" means the person in whose name a Adecco Share is for the time being registered in the register of Adecco Share ownership maintained by or on behalf of Adecco;

        "Additional Number of Units" means 21,876,164 Units;

        "Adjustment Events" means each of the events described in the Adjustment Provisions;

        "Adjustment Provisions" means the provisions set out in Schedule 2 (Adjustment Provisions);

        "Anti-Trust Event" means a notice from the Company to the Bank informing the Bank that the Company is required partially or fully to unwind the acquisition of the Number of Purchased Units based on a non-challengeable order or decision of an anti-trust or competition authority of any competent jurisdiction;

        "Bonus Issue" means, in respect of any Adecco Shares or other Relevant Securities, any issue of such Adecco Shares or such Relevant Securities credited as fully paid to the Adecco Shareholders or the holders of such Relevant Securities (as the case may be) by way of capitalisation of profits or reserves (including any share premium account or capital redemption reserve) other than a Dividend in Shares;

        "Business Day" means a day which is an Exchange Business Day and a day on which commercial banks are open for general business (including dealings in foreign currencies) in Zurich;

        "Calculation Period" means each period from (and including) a Period End Date (or, in the case of the initial Calculation Period, the Closing
        Date), to (but excluding) the next succeeding Period End Date;

        "Call Option" means the call option contained in Condition 2 (Call Option);

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        "Cash Value" means, in respect of any Trading Day, the aggregate of the following:

        (i) the product of (A) the number of Adecco Shares included in the Exchange Property on that Trading Day and (B) the arithmetic average of the Officially Published bid and offer prices for one Adecco Share on that Trading Day;

        (ii) in the case of any other Relevant Securities included in the Exchange Property on that Trading Day, the product of (A) the number of such Relevant Securities included in the Exchange Property and (B) the arithmetic average of the Officially Published bid and offer prices for one such Relevant Security on that Trading Day; and

        (iii) in the case of any other assets included in the Exchange Property on that Trading Day for which a value cannot be determined pursuant to paragraph (ii) above, the Fair Market Value thereof, in each case converted, if necessary, into Swiss Francs at the Screen Rate on the relevant Trading Day provided that if any such prices are not available on the relevant Trading Day, the average relevant prices shall be Determined by an Expert;

        "CHF" and "Swiss Francs" denote the lawful currency for the time being of Switzerland;

        "Closing Date" means 9 December 2005 or such other date as may be agreed between the Company and the Bank;

        "Company Security Documents" means the documents referred to in items 1, 9, 17 and 25 in Schedule 3 (The Security Providers and the Security Documents);

        "Conditions" means the terms and conditions set out in Schedule 1 (Conditions), and any reference to a numbered "Condition" is to the correspondingly numbered provision thereof;

        "Day Count Fraction" means, in respect of any period, the number of days in the relevant period, from (and including) the first day in such period to (but excluding) the last day in such period, divided by 365 (or, if any portion of that period falls in a leap year, the sum of (i) the actual number of days in that portion of the period falling in a leap year divided by 366 and (ii) the actual number of days in that portion of the period falling in a non-leap year divided by 365);

        "Deliver" means to deliver in accordance with the applicable settlement procedures relating to a transfer of the property comprising Units and "Delivery" shall be construed accordingly;

        "Determined by an Expert" means determined in good faith and in a commercially reasonable manner by an Expert acting as an expert;

        "Dividend" means, in respect of any Adecco Shares or other Relevant Securities, any gross dividend (prior to any deduction in respect of withholding tax) or distribution of any kind on the class of capital represented by such Adecco Shares or such Relevant Securities which is received, or which would have been received, by the Company, whether in cash or otherwise and however described:

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        (i)     including, without limitation, a Dividend in Shares;

        (ii)    excluding a Bonus Issue; and

        (iii) including, without limitation, any other issue of shares or other securities credited as fully or partly paid by way of capitalisation of profits or reserves;

        "Dividend in Shares" means, in respect of any Adecco Shares or other Relevant Securities, any issue of such Adecco Shares or such Relevant Securities credited as fully paid to the Adecco Shareholders or the holders of such Relevant Securities (as the case may be) by way of capitalisation of profits or reserves which is to be, or may at the election of the Adecco Shareholders or the holders of such Relevant Securities (as the case may be) be, issued instead of the whole or any part of a cash Dividend which the Adecco Shareholders concerned or the holders of such Relevant Securities (as the case may be) would or could otherwise have received;

        "Effective Date":

        (i) for the purposes of Item 1 (Offers and Schemes), means the Offer Closing Date;

        (ii)    for the purposes of Item 2 (Dividends), has the meaning given in
                Item 2(c) (Dividends - Effective Date);

        (iii) for the purposes of Item 3 (Share Purchase or Redemption), has the meaning given in Item 3(c) (Share Purchase or Redemption - Effective Date);

        (iv) for the purposes of Item 4 (Reorganisation), has the meaning given in Item 4(b) (Reorganisations - Effective Date);

        (v) for the purposes of Item 5 (Bonus Issues), has the meaning given in Item 5(b) (Bonus Issues - Effective Date);

        (vi) for the purposes of Item 6 (Rights Issues), has the meaning given in Item 6(b) (Rights Issues - Effective Date); and

        (vii) for the purposes of Item 7 (Alteration to Nominal Value), has the meaning given in Item 7(b) (Alteration to Nominal Value - Effective Date);

        "Event of Default" means one of those circumstances described in Condition 6 (Events of Default);

        "Ex Date" means the date on which any Dividend, securities or other property or rights are received, or would have been received, by the Company;

        "Exchange Business Day" means a day on which virt-x is scheduled to be open for trading for regular trading sessions and are open, notwithstanding that any such exchange closes prior to the scheduled closing time;

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        "Exchange Property" shall initially comprise 10,294,665 Adecco Shares and shall thereafter, on any given date after the date of this Agreement include all Relevant Securities and other property arising out of or derived or resulting therefrom and such other property, in each case as may be deemed or required to comprise all or part of the Exchange Property pursuant to this Agreement, but excluding any such property as may or may be deemed to have ceased to form part of the Exchange Property, including as the result of it being delivered to the Bank following the exercise of the Call Option. Except in the circumstances provided in Item 1 (Offers and Schemes) to Item 8 (Other Events; Contemporaneous Events) inclusive, dividends and other income and other benefits and rights derived from the Exchange Property shall not comprise part of the Exchange Property;

        "Expert" means, in relation to any matter to be determined by an Expert, Deutsche Bank AG, London Branch or if such Expert is unable or unwilling to act, another independent investment bank and/or a firm of accountants which is, in either case, of international repute, appointed to act as an expert for the purposes of such matter in accordance with this Agreement;

        "FSMA" means the Financial Services and Markets Act 2000;

        "Fair Market Value" means:

        (i) except for the purpose for the Adjustment Provisions, in respect of the outstanding obligations of the Company under this Agreement on any date, the fair market value of such obligations taking into consideration the Market Factors; and

        (ii)    for the purpose of the Adjustment Provisions:

                (A) with respect to a cash Dividend or other cash amount the amount of such cash; and

                (B) with respect to any other property on any date, the fair market value of that property as Determined by an Expert,

                provided, however, that in any such case:

                (C) where options, warrants or other rights are publicly traded in a market which is Determined by an Expert to have adequate liquidity, the fair market value of such options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such options, warrants or other rights during the period of five trading days on the relevant market commencing on such date (or, if later, the first such trading day such options, warrants or other rights are publicly traded) or such shorter period as such options, warrants or other rights are publicly traded;

                (D) any cash Dividend declared or paid in a currency other than Swiss Francs shall be converted into Swiss Francs at the rate of exchange used to determine the amount payable to shareholders who were paid or are to be paid the cash Dividend in Swiss Francs; and

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                (E)     any other amount or value in a currency other than Swiss
                        Francs shall be converted into Swiss Francs at the Screen Rate on that date;

        "Final Date for Acceptance" means, in respect of any Offer, the final date for acceptance of such Offer, which, if such Offer is extended prior to such final date, shall be the final date for acceptance of such extended Offer;

        "Financial Year" means, in respect of any Person, any accounting period in respect of which audited financial statements of such Person have been published or are expected to be published;

        "Fixed Amount" means an amount payable under Condition 1 (Fixed
        Amounts);

        "Fixed Amount Notional Amount" means, in respect of any date, the Notional Amount multiplied by the Relevant Proportion applicable to the period from (and including) the Closing Date or (if later) the immediately preceding Period End Date to (but excluding) such date;

        "Independent Appraiser" means an independent investment bank and/or a firm of accountants that is, in either case, of international repute, appointed by the Company to assist in the determination of the Fair Market Value of the outstanding obligations of the Company under this Agreement;

        "Initial Number of Units" means 10,294,665 Units;

        "Initial Payment" means CHF 756,000,000.00;

        "Items" means the provisions set out in Schedule 2 (Adjustment Provisions) and any reference to a numbered "Item" is a reference to the correspondingly numbered provisions thereof;

        "Jacobs Family Council" means der "Jacobs Familienrat", an association incorporated as per Article 60ss of the Swiss Civil Code;

        "Loss" means any liability, damages, cost, loss or expense (including, without limitation, legal fees, costs and expenses reasonably incurred and duly documented and any value added tax thereon);

        "Market Factors" means, the trading of the shares of Adecco, interest rates, the expected future dividends payable on and future volatility of Adecco Shares, any amount due to be paid between the Obligation Valuation Date and the Regulatory Termination Date and any other factors considered appropriate for consideration by the Independent Appraiser for purposes of calculating the Fair Market Value or (if Fair Market Value is being calculated by the Calculation Agent) which the Calculation Agent considers any Independent Appraiser would consider appropriate if appointed, including, without limitation, the trading of any publicly tradable security linked to the shares of Adecco;

        "Market Value" means in respect of the Exchange Property on any day:

        (i)     with respect to any cash amount the amount of such cash; and

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        (ii)    with respect to any other property, the amount which the Bank determines (in good faith and in a commercially reasonable manner) would be the net proceeds of an immediate sale of such property,

        and if any such amount or value is in a currency other than CHF, it shall be converted into CHF at the Screen Rate on that date;

        "Maturity Date" means 9 December 2010;

        "Notional Amount" means CHF 767,300,000.00;

        "Number of Called Units" means, as of any date, the aggregate number of Units in respect of which the Bank has exercised the Call Option and Delivery of the Units has taken place up to (and including) such date;

        "Number of Outstanding Units" means, in respect of any date, the Initial Number of Units less the Number of Called Units as of such date;

        "Number of Purchased Units" means 12,000,000 Units;

        "Obligation Valuation Date" means the date which is 15 Business Days prior to the Regulatory Termination Date;

        "Offer" means, in respect of any Relevant Securities, an offer to acquire such Relevant Securities, whether expressed as a legal offer, an invitation to treat, a scheme with regard to such acquisition or in any other way, in circumstances where such offer is available to all holders of such Relevant Securities or all holders of such Relevant Securities other than any such holder who is the person making such offer (or any associate of such person) or who is excluded from the offer by reason of being connected with one or more specific jurisdictions;

        "Offer Closing Date" means, in relation to any Offer, the date of receipt by the Company of the Offer Consideration;

        "Offer Consideration" has the meaning given in Item 1(c) (Offers and Schemes - Adjustment to the Exchange Property);

        "Offered Property Value" means, with respect to the calculation of "CS" in Item 1(d) (Offers and Schemes - Cash Consideration and Premium Compensation), the product of (1) the Relevant Price for any Securities forming part of the Offer Consideration at the close of business on the Final Date for Acceptance of the Offer (or if that day is not a Business Day on the next day which is a Business Day) as though such Securities were part of the Exchange Property on such date and (2) the number of such Securities in the Offer Consideration received by the Company provided that:

        (i) if no Relevant Price is available or if such Securities whose Relevant Price falls to be determined are not then admitted to trading and/or quotation by any stock exchange or securities market then the Offered Property Value shall be Determined by an Expert; and

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        (ii)    if the Offer Consideration consists of more than one class or series of Securities, the above procedure shall be followed for each such class or series and the Offered Property Value shall be the aggregate of the results of each such procedure;

        "Officially Published" means, in relation to the Adecco Shares or any other Relevant Securities, published by or at the direction of the Relevant Exchange;

        "Option Exercise Value" means the product of the Reference Price and
        1.25 multiplied by the number of Units the subject of the Exercise
        Notice;

        "Payment Date" means each day that falls 2 Business Days immediately preceding a Period End Date;

        "Period End Date" means 9 December in each year, commencing 9 December 2006, up to (and including) the Maturity Date;

        "Person" means any individual, company, corporation, firm, partnership, joint venture, association, organisation, state or agency of a state or other entity, whether or not having separate legal personality;

        "Process Agent" means the Person specified in the document(s) delivered to the Bank pursuant to Clause 3(b)(ii) (Process agent's acceptance) as the Company's agent for service of process in England;

        "Rate of Interest" means 1.50 per cent. per annum;

        "Realisation Proceeds" means the proceeds of sale (after the deduction of costs and expenses of such sale) of the relevant Exchange Property or the relevant dividends or other income or distributions or rights carried out by a broker or investment bank selected by the Calculation Agent, on an arm's length basis (converted if necessary into Swiss Francs at the Screen Rate on the date of receipt of such proceeds);

        "Reference Price" means CHF 59.627;

        "Regulatory Call Notice" has the meaning given to it in Condition 3(f) (Termination at the option of the Company following a Regulatory Event);

        "Regulatory Event" means:

        (i)     an Anti-Trust Event; or

        (ii)    a Tax Event; or

        (iii) any change in law which results or will result in it becoming unlawful for the Company to perform or comply with any of its obligations under or in respect of this Agreement;

        "Regulatory Termination Amount" means the sum of the Fair Market Value as at the Regulatory Termination Date and accrued Fixed Amounts in respect of this Agreement up to (but excluding) the Regulatory Termination Date;

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        "Regulatory Termination Date" means the date specified as such in any
        Regulatory Call Notice, which date shall be not less than 20 Business Days and not more than 45 Business Days from the date on which the Regulatory Call Notice is delivered to the Bank, or, if Condition 3(f) (Termination at the option of the Company following a Regulatory Event) applies, the Regulatory Termination Date determined by the Company;

        "Related Party" means, in respect of any Person, any affiliate of that Person or any officer, director, employee or agent of that Person or any such affiliate or any Person by whom any of them is controlled (where the terms "affiliate" and "controlled" have the meanings given to them by the Securities Act and the regulations thereunder);

        "Relevant Assets" has the meaning given in Item 4(a) (Reorganisation - Adjustment event);

        "Relevant Exchange" means:

        (i) in respect of the Closing Date, the SWX Swiss Exchange or virt-x, as determined by the Calculation Agent; and

        (ii) in respect of any subsequent date, if the Exchange Property includes any Relevant Securities which are not then admitted to trading and/or quotation by the SWX Swiss Exchange, in respect of each class or series of such Relevant Securities, the stock exchange and/or quotation system which is Determined by an Expert to be the principal stock exchange and/or quotation system by which such Adecco Shares or Relevant Securities are then admitted to trading and/or quotation;

        "Relevant Individual" means:

        (i)     any Security Provider; and

        (ii) any individual who is a shareholder (directly or indirectly), officer, director or employee of the Company who has knowledge of this Agreement;

        "Relevant Price" means, in respect of any day, the relevant price as obtained or derived from such stock exchange or other securities market on which such Relevant Security is principally traded on that Trading Day or if that day is a Trading Day but no transaction in respect of the Relevant Security takes place on that Trading Day, the average of the closing bid and offer prices on that day in respect of the Relevant Security as derived from such stock exchange or other securities market or if that day is not a Trading Day, the price determined as provided above on the immediately preceding Trading Day;

        "Relevant Proportion" means:

        (i) in relation to any period or date, the proportion determined by dividing the Number of Outstanding Units at the end of such period or date by the Initial Number of Units; and

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        (ii)    in relation to the Maturity Date, the proportion determined by dividing the Number of Outstanding Units on the Maturity Date by the Initial Number of Units;

        "Relevant Securities" means any securities that are at the relevant time included in the Exchange Property or, where the context requires, any securities of the same class or series;

        "Reorganisation" means any scheme of arrangement, reorganisation, amalgamation, reconstruction, merger, demerger or any similar event of any company or companies (whether or not involving a liquidation or dissolution);

        "Rights Issue" means, in respect of any Relevant Securities, an offering by way of rights to holders of such Relevant Securities (or any of them) of further such Relevant Securities or other securities, or options, warrants or rights to subscribe or purchase further such Relevant Securities or other securities;

        "Screen Rate" means, on any day, and, in respect of the translation of one currency into another currency, the rate of exchange between such currencies appearing on Reuters page CHFX= on that day, or, if that page is not available or that rate of exchange does not appear on that page on that day, the rate of exchange between such currencies appearing on such other screen or information service, or determined in such other manner, as the Calculation Agent shall determine;

        "Securities Act" means the United States Securities Act of 1933;

        "Security Documents" means the documents listed in Schedule 3 (Security Documents and Security Providers);

        "Security Providers" means each of the persons specified as a Security Provider in Schedule 3 (Security Documents and Security Providers) and any reference to a "Security Provider" is to any of them;

        "Subsidiary" means, in relation to any Person (the "first Person") at any particular time, any other Person (the "second Person"):

        (i) whose affairs and policies the first Person controls or has the power to control, whether by ownership of share capital, contract, the power to appoint or remove members of the governing body of the second Person or otherwise; or

        (ii) whose financial statements are, in accordance with applicable law and generally accepted accounting principles, consolidated with those of the first Person;

        "Takeover Event" means any Adjustment Event referred to in Item 1 of the Adjustment Provisions;

        a "Tax Event" will occur if:

        (i) the Company has or will become obliged to pay additional amounts as provided or referred to in Condition 1 (Fixed Amounts) as a result of any change in, or amendment to, the laws or regulations of Switzerland or any political

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                subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective on or after the date of this Agreement; and

        (ii) such obligation cannot be avoided by the Company taking reasonable measures available to it; and

        (iii) the Company will be obliged to commence paying such additional amounts in relation to an amount payable under this Agreement within no more than 12 calendar months; and

        (iv) the Company has delivered to the Bank an opinion of independent legal advisers of recognised standing to the effect that the Company has or will become obliged to pay such additional amounts as a result of such change or amendment;

        "Termination Multiple" means 107.86 per cent.;

        "Termination Notional Amount" means the Notional Amount multiplied by the Termination Multiple multiplied by the Relevant Proportion as at the Maturity Date (in the case of a termination on the Maturity Date) or as at the date of earlier termination of the Agreement (in the case of such an earlier termination);

        "Total Number of Units" means the sum of the Number of Outstanding Units and the Additional Number of Units;

        "Trading Day" means any day that is a trading day on each Relevant Exchange other than a day on which any Relevant Exchange is scheduled to close prior to its regular weekday closing time;

        "Unit" means, initially, one Adecco Share and, thereafter, on any day, for the purpose of determining the property to be delivered by the Company in accordance with Condition 2 (Call Option) or Condition 3 (Termination), "Unit" means the property comprising a pro rata share of the Exchange Property equal to the total amount of Exchange Property as at the date the property is delivered divided by the Number of Outstanding Units, save that, in the case of the Additional Number of Units, "Unit" means, on any day, a pro rata share of the property the subject of the Security Documents other than the Company Security Documents as at that date equal to the total amount of property the subject to the Security Documents other than the Company Security Documents divided by the Additional Number of Units; and

        "Volume Weighted Average Price" means, in respect of an Adecco Share or any Relevant Security on any day, the order book volume-weighted average price of an Adecco Share appearing on the Relevant Exchange (or such other source as shall be Determined by an Expert) on such day; provided that, if on any such day such price is not available or cannot otherwise be determined as provided above, the Volume-Weighted Average Price of an Adecco Share in respect of such day shall be the Volume-Weighted Average Price, determined as provided above, on the immediately following day on which the same can be so determined.

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1.2     Terms defined in the Adjustment Provisions and the Conditions have the same meaning when used in this Agreement.

1.3     Clauses and Schedules

        Any reference in this Agreement to a Clause, a sub-clause or a Schedule is, unless otherwise stated, to a clause or sub-clause hereof or a schedule hereto.

1.4     Legislation

        Any reference in this Agreement to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.

1.5     Headings

        Headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.

1.6     Agreed Form

        Any reference herein to a document being in "agreed form" means that the document in question has been agreed between the proposed parties thereto, subject to any amendments that the parties may agree upon prior to the Closing Date.

2.      INITIAL PAYMENT; FURTHER PAYMENTS AND DELIVERIES

2.1     Initial Payment

        Subject to Clause 3 (Conditions Precedent), in consideration of the Company agreeing to make the payments and deliveries set out in this Agreement (including in the Conditions), the Bank agrees to pay the Initial Payment to the Company on the Closing Date.

2.2     Further Payments and Deliveries

        Subject to the Bank making the Initial Payment in accordance with Clause 2.1, the Company shall make the payments and deliveries set out in this Agreement (including the Conditions), all subject to and in accordance with the provisions of this Agreement.

3.      CONDITIONS PRECEDENT

        The Bank shall only be under obligation to make the Initial Payment if:

        (a) Security Documents: each of the parties thereto enters into the Security Document(s) to which it is party on or prior to the Closing Date;

        (b) Closing documents: the Bank receives on (or, in the case of the evidence referred to in sub-paragraph (ii), on or before) the Closing Date:

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                (i)     Legal opinions: legal opinions dated the Closing Date
                        and addressed to the Bank from Baer Karrer, Niederer Kraft & Frey and Clifford Chance, each in the form attached;

                (ii) Process agents' acceptances: evidence that a Person in England has agreed to receive process on behalf of the Company in accordance with Clause 12.5 (Process Agent) in the manner specified therein; and

                (iii) Audited Financial Statements: a copy of the Company's audited financial statements for the year ended 30 September 2004, together with the auditors' report thereon; and

                (iv) Most recent Financial Statements: a copy of the Company's most recent financial statements, namely for the year ended 30 September 2005;

        (c) No material adverse change: there has, since the date of this Agreement, been no adverse change, or any development reasonably likely to involve an adverse change, in the condition (financial or otherwise) or general affairs of the Company or any of its Subsidiaries that is material in the context of this Agreement; and

        (d) Accuracy of representations: the representations and warranties by the Company in this Agreement, including the representations and warranties made in relation to any Relevant Individual, are true and correct on the date of this Agreement and on each date on which they are deemed to be repeated and would be true and correct if they were repeated on the Closing Date with reference to the facts and circumstances then subsisting, provided, however, that the Bank may, at its discretion, waive satisfaction of any of the conditions specified in this Clause 3.

4.      TERMINATION

4.1     Bank's right to terminate

        The Bank may give a termination notice to the Company at any time prior to the payment of the Initial Payment to the Company on the Closing Date if:

        4.1.1 Inaccuracy of representation: any representation and warranty by the Company in this Agreement, including the representations and warranties made in relation to any Relevant Individual, is or proves to be untrue or incorrect in any material respect on the date of this Agreement or on any date on which it is deemed to be repeated;

        4.1.2 Breach of obligation: the Company fails to perform any of its obligations under this Agreement; or

        4.1.3 Failure of condition precedent: any of the conditions in Clause 3 (Conditions precedent) is not satisfied or waived by the Bank on the Closing Date.

4.2     Consequences

        Upon the giving of a termination notice under Clause 4.1 (Bank's right to terminate) and subject to Clause 4.3 (Saving), each of the Bank and the Company shall be discharged from performance of its obligations under Clause 2 (Initial Payments; Further Payments and Deliveries).

4.3     Saving

        A discharge pursuant to Clause 4.2 (Consequences) shall not affect the other obligations of the parties to this Agreement in relation to the period before such discharge is effective (including in relation to any liabilities arising out of or in connection with any thing, act or omission during such period) and shall be without prejudice to accrued liabilities.

5.      REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS BY THE COMPANY

5.1     Company's representations

        The Company represents and warrants to the Bank that:

        5.1.1 Incorporation, capacity and authorisation: the Company is duly incorporated, and validly existing under the laws of Switzerland with full power and capacity to own or lease its property and assets and to conduct its business and is lawfully qualified to do business in those jurisdictions in which business is conducted by it; the Company has full power and capacity enter into this Agreement and to undertake and perform the obligations expressed to be assumed by it herein, and the Company has taken all necessary action to approve and authorise the same;

        5.1.2 No breach: the execution of this Agreement and the undertaking and performance by the Company of the obligations expressed to be assumed by it herein will not conflict with, or result in a breach of or default under, the laws of Switzerland, any agreement or instrument to which it is a party or by which it is bound or in respect of indebtedness in relation to which it is a surety or any provision of the constitutive documents of the Company;

        5.1.3 Legal, valid, binding and enforceable: subject to any qualifications expressed in any of the legal opinions referred to in Clause 3(b)(i) (Conditions Precedent - Closing documents - Legal opinions), this Agreement constitutes legal, valid, binding and enforceable obligations of the Company;

        5.1.4 Validity of Security Documents: each of the Security Documents will, on the Closing Date, be effective to grant valid security over the property expressed to be subject to the security interest it purports to create, subject only to the matters referred to in the legal opinions of Baer Karrer and Niederer Kraft & Frey to be delivered to the Bank on the Closing Date;

        5.1.5 Status: this Agreement constitutes direct, general and unconditional obligations of the Company, secured by the security interests granted in the Security Documents;

        5.1.6 Approvals: all authorisations, consents and approvals required by the Company in connection with the execution of this Agreement and the performance by the Company of the obligations expressed to be undertaken by it herein and therein have been (or will, prior to the Closing Date, be) obtained and are (or will, on the Closing Date, be) in full force and effect;

        5.1.7 Taxation: all payments by the Company under this Agreement, may be made free and clear of, and without withholding or making any deduction for or on account of, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Switzerland or any political subdivision or authority thereof or therein having power to tax;

        5.1.8 No material litigation: save as disclosed to the Bank prior to the date hereof, there are no litigation or arbitration proceedings against or affecting the Company, any of its Subsidiaries or any of their respective assets or revenues, nor is the Company aware of any pending or threatened proceedings of such kind, which are or might be material in the context of this Agreement;

        5.1.9 Financial statements: the Company's financial statements for the years ended 30 September 2004 and 30 September 2005 were prepared in accordance with accounting principles generally accepted in Switzerland and consistently applied and give (in conjunction with the notes thereto) a true and fair view of the financial condition of the Company as at the date of which they were prepared and the result of the Company's operations during the period then ended;

        5.1.10 No business conducted: since 30 September 2005, the Company has not, except as disclosed to the Bank in writing prior to the date of this Agreement, undertaken any business other than to enter into this Agreement, the Company Security Documents, the transactions contemplated hereby and thereby and any act incidental or necessary in connection with the foregoing or, to the best of its knowledge, incurred any additional liabilities exceeding CHF 50,000.00 in total;

        5.1.11 No material adverse change: save as disclosed to the Bank prior to the date hereof, and since 30 September 2005, there has been no adverse change, or any development reasonably likely to involve an adverse change, in the condition (financial or otherwise) or general affairs of the Company or any of its Subsidiaries that is material in the context of this Agreement; and

        5.1.12 No Event of Default: no event has occurred which is or would (with the passage of time, the giving of notice or the making of any determination) become an Event of Default.

5.2     Further representations

        The Company, in relation to itself and each Relevant Individual, and having made due enquiry as to the situation in respect of each Relevant Individual, represents and warrants to the Bank that:

        5.2.1 save as disclosed to the Bank in writing on or prior to the date of this Agreement, neither the Company nor any Relevant Individual is, or could reasonably be expected to be, in possession of information relating, directly or indirectly, to Adecco or to the Adecco Shares which has not been made public and which if it were made public would (a) be information that would affect a reasonable Person's decision to buy, sell or hold the Adecco Shares; or (b) be likely to have a significant effect on the price (including the value) of the Adecco Shares ("inside information");

        5.2.2 neither the Company nor any Relevant Individual is, or at any time up until immediately after the termination of this Agreement will be, engaged in insider dealing in relation, directly or indirectly, to Adecco or to the Adecco Shares which is an offence under, prohibited by, conduct in respect of which a sanction may be imposed under or in breach of the requirements of any applicable legislation from time to time in force;

        5.2.3 neither the Company nor any Relevant Individual knows of any plans (which are not in the public domain) for any transaction or matter (including, without limitation, a takeover offer for Adecco) the announcement of which might (a) affect a reasonable Person's decision to buy, sell or hold the Adecco Shares; or (b) have a significant effect on, or be likely materially to affect, the price of the Adecco Shares;

        5.2.4 the Company and each Relevant Individual has complied, and will at all times fully comply, with all applicable laws, regulations and rules from time to time in force in each relevant jurisdiction with regard to this Agreement and has provided, and will, so far as they are able, at all times provide, all necessary information and has taken, and will at all times take, so far as they are able, all necessary steps to enable Adecco to comply with all applicable laws, regulations and rules from time to time in force in each relevant jurisdiction with regard to this Agreement;

        5.2.5 without prejudice to Clause 5.2.4, in relation to this Agreement, neither the Company nor any Relevant Individual is engaged in market abuse in relation, directly or indirectly, to Adecco or to the Adecco Shares which is an offence under, prohibited by, conduct in respect of which a sanction may be imposed or in breach of the requirements of any applicable legislation from time to time in force;

        5.2.6 the Company has taken independent legal advice with regard to this Agreement and to the warranties, representations and undertakings made herein and its obligations under all applicable laws and regulations and agreements entered into by the Company; and

        5.2.7 the Company has fully disclosed to the Bank its reasons and objectives in entering into this Agreement, namely to provide the financing to increase its holding in Adecco, which it hereby confirms are within its corporate powers and constitute a genuine and legitimate business and commercial purpose.

5.3     Change in matters represented

        The Company shall forthwith notify the Bank of anything which at any time prior to payment of the Initial Payment to the Company on the Closing Date has or may have rendered, or will or may render, untrue or incorrect in any material respect any representation and warranty by the Company in this Agreement as if it had been made or given at such time with reference to the facts and circumstances then subsisting.

5.4     Representations repeated

        The representations and warranties in Clause 5.1 (Company's representations) and Clause 5.2 (Further representations) shall be deemed to be repeated (with reference to the facts and circumstances then subsisting) on the Closing Date.

5.5     Restriction on Company's Activities

        The Company shall not, at any time prior to the Maturity Date or earlier termination of this Agreement, without the prior written consent of the Bank engage in any business or activity or do anything whatsoever except to:

        (a) create the security expressed to be created by the Company Security Documents, enter into this Agreement and the Company Security Documents and perform its obligations hereunder and thereunder;

        (b) enforce any of its rights, whether under any of the documents referred to in (a) above or otherwise;

        (c) pay any taxes levied against the Company by any competent taxing authority, defend any litigation initiated against it by another Person and take any other reasonable actions in relation to liabilities from time to time imposed on it or otherwise arising without its agreement; or

        (d) perform any act incidental to or necessary in connection with the activities described in paragraphs (a) to (c) above, including any acts necessary for maintaining its corporate existence.

        If the Company wishes to engage in any activity other than that expressly permitted by this Clause 5.5, it shall give notice to the Bank of the nature of the proposed activity in writing (an "Activity Notice"). Unless the Bank responds to an Activity Notice within 5 Business Days, it will be deemed to have consented to the Company engaging in the activity set out in the Activity Notice.

        Notwithstanding the above, the Company shall remain fully entitled to declare and make payments of dividends to its shareholders provided that:

        (1) the aggregate amount paid by the Company in respect of such dividends since the date of this Agreement does not at any time exceed the aggregate amount of Dividends relating to the Additional Number of Units actually received by the Company since the date of this Agreement; and

        (2) after the payment of such dividends, the Company retains a minimum balance of available cash of at least CHF 10,000,000.

5.6     Notification

        The Company undertakes to provide written notice to the Bank as soon as reasonably practicable of it becoming aware of:

        (a) any event that results in the Company incurring, on an actual or contingent basis, any liability in excess of CHF 500,000 (other than any liability contemplated by this Agreement and the Security Documents and any temporary liability arising as a direct result of its declaring and paying a dividend to its shareholders in accordance with Clause 5.5 (Restriction on Company's Activities));

        (b)     any material pending or threatened litigation against it;

        (c) any material issues raised by the Company's auditors which would, unless rectified, cause the auditors to qualify their report; or

        (d) any other circumstances which the Company reasonably considers will have a material adverse impact on the Company's ability to satisfy its obligations under this Agreement.

5.7     Provision of Financial Statements

        The Company undertakes to provide to the Bank a copy of its annual audited financial statements as soon as practicable following its preparation of the same and in any case within 90 days of the end of each financial year of the Company.

5.8     Amendment of Jacobs Holding AG's Articles of Incorporation

        The Company undertakes to the Bank that it will, within 30 days of the Closing Date, send to the Bank the amended Articles of Incorporation of Jacobs Holding AG and an extract of the Commercial Register of the Canton of Zurich confirming the entry into the register of such amendment. The Company hereby confirms that Jacobs Holding AG delivered all documents necessary to enable such registration to take place to the Commercial Register of the Canton of Zurich on 28 November 2005.

5.9     Provision of Auditors' Comfort Letter

        The Company shall deliver to the Bank, not later than 30 days after the Closing Date (or such longer period as may be agreed between the parties), a comfort letter from its auditors addressed to the Bank confirming that, except as otherwise disclosed to the Bank in writing, in the period between 30 September 2005 and the date of this Agreement, the Company has not undertaken any business other than to enter into this

        Agreement, the Company Security Documents and the transactions contemplated hereby or thereby and has not to the best of its knowledge incurred any additional liabilities exceeding CHF 50,000.00 in total other than as disclosed to the Bank in writing on or prior to the date of this Agreement.

5.10    Dealing letter

        The Company shall procure that each Security Provider countersigns and delivers to the Bank, not later than 30 days after the Closing Date (or such longer period as may be agreed between the parties), the letter addressed to it from the Bank relating to the terms on which the Bank may from time to time deal in any of the Adecco Shares on behalf of such Security Provider.

5.11    Lock-up

        For a period of 90 days after the date of this Agreement the Company shall not, and the Company shall procure that no Security Provider nor any of their respective Subsidiaries or affiliates over which either the Company or any Security Provider exercises management or voting control (it being agreed that Adecco is not such a Subsidiary or affiliate for these purposes) will:

        5.11.1 Adecco Shares: issue, offer, sell, transfer, pledge or otherwise dispose of any Adecco Shares, whether directly or indirectly, or enter into any agreement to do so;

        5.11.2 Rights to Adecco Shares: issue or offer any other securities which confer a right to Adecco Shares (or any interest therein) or enter into any agreement to do so;

        5.11.3 Economic ownership of Adecco Shares: enter into any agreement that transfers or might transfer any of the economic consequences of ownership of the Adecco Shares (including, but not limited to, stock lending, derivative or hedging transactions) ; or

        5.11.4 publicly announce any intention to do any one or more things described in sub-clauses 5.11.1 to 5.11.3,

        other than, in each case, with the prior written consent of the Bank.

6.      INDEMNIFICATION

        The Company undertakes to the Bank that if the Bank or any of the Bank's Related Parties incurs any Loss arising out of, in connection with or based on:

        (a) Misrepresentation: any inaccuracy of any representation and warranty by the Company in this Agreement (on the date of this Agreement or on any date when it is deemed to be repeated); or

        (b) Breach: any breach by the Company of any of its undertakings in this Agreement, the Company shall pay to the Bank on demand an amount equal to such Loss provided that the Company shall have no such obligation to the extent such Loss is caused by the Bank's negligence, fraud or wilful conduct. The Bank shall not have any duty or other obligation, whether as fiduciary or trustee for any of its Related Parties or otherwise, to recover any such payment or to account to any other Person for any amounts paid to it under this Clause.

7.      PAYMENTS

(a) Payments by credit transfer: Payments in respect of this Agreement shall be made by transfer to a CHF account maintained by the payee with a bank in Zurich as from time to time notified to the Bank or the Company in writing by the Company or the Bank, as applicable (for value the due date, or, if the due date is not a Business Day, for value the next succeeding Business Day).

(b) Payments subject to fiscal laws: All payments in respect of this Agreement are subject in all cases to any applicable fiscal or other laws and regulations in the place of payment, but without prejudice to the provisions of Condition 5 (Taxation). No commissions or expenses shall be charged to the Bank in respect of such payments.

(c) Payments on business days: The Bank shall not be entitled to any interest or other payment in respect of any delay in payment resulting from the due date for a payment not being a Business Day.

8.      LIMITED RECOURSE

        Other than in the case of a breach by the Company of any of the representations in Clause 5.1 (Company's Representations) and Clause 5.2 (Further Representations) (in respect of which the Bank shall only have recourse against the Company and its assets), the Bank shall not be entitled to have recourse, for the payment or recovery of any monies owing to it, or for the performance of any delivery obligation owing to it by the Company under this Agreement, or for the performance of any delivery obligation owing to it by a Relevant Individual under a Security Document, to any asset of the Company or any Relevant Individual except to the extent permitted by the Security Documents. Any obligations of the Company or any Relevant Individual shall be construed accordingly.

        Accordingly the Bank agrees that it shall not, except as set out above:

        (i) take any corporate action or other steps or legal proceedings for the winding-up, bankruptcy, dissolution or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator, sequestrator or similar officer of the Company or of any or all of the revenues and assets of the Company or any Relevant Individual or any analogous action or steps; or

        (ii) have any right to take any steps for the purpose of obtaining payment of any amounts payable to it, or performance of any delivery obligations owing to it, under this Agreement by the Company or performance of any delivery obligations owing to it under a Security Document by any Relevant Individual and shall not take any steps to recover any debts whatsoever owing to it by the Company under this Agreement, except as permitted by the Security Documents.

9.      FEES AND EXPENSES

9.1     Costs and expenses

        Each party shall be responsible for the costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the Security Documents to which it is a party.

9.2     Discretionary Fee

        The Company shall, at its discretion, pay to the Bank an arrangement fee of up to 0.50 per cent. of the Initial Payment. Such arrangement fee (if any) shall be paid no later than 30 days after the Closing Date.

9.3     Stamp duties

        The Company shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable upon or in connection with the execution of this Agreement, and the Company shall indemnify the Bank against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees) which it may incur as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

10.     TIME

        Any date or period specified herein may be postponed or extended by mutual agreement among the parties but, as regards any date or period originally fixed or so postponed or extended, time shall be of the essence.

11.     NOTICES

11.1    Addresses for notices

        All notices and other communications hereunder shall be made in writing and in English (by letter or fax) and shall be sent as follows:

        11.1.1  Company: if to the Company, to it at:

                Jacobs Venture AG
                c/o Jacobs Holdings AG
                Attention:  Corporate Secretary
                Seefeldquai 17, P.O. Box
                CH-8034 Zurich
                Switzerland

                Fax:         +41 44 388 6155
                Attention:   Corporate Secretary

        11.1.2  Bank: if to the Bank, to it at:

                c/o Deutsche Bank AG, London Branch
                3a London Wall Buildings
                London Wall
                London EC2M 5PD
                United Kingdom

                Fax:         +44 20 7547 3102
                Attention:   General Counsel, Legal Department

                With copy to:

                Deutsche Bank AG, London Branch
                Winchester House
                1 Great Winchester Street
                London EC2N 2DB
                United Kingdom

                Fax:         +44 11 3336 2807 and +49 69 910 38673
                Attention:   Strategic Equity Transaction Group

11.2    Effectiveness

        Every notice or other communication sent in accordance with Clause 11.1 (Addresses for notices) shall be deemed given:

        (a) if delivered personally, when the person delivering the notice obtains the signature of a person at the address referred to in Clause 11.1 (Addresses for notices);

        (b)     if sent by post, two Business Days after posting it; and

        (c) if sent by fax, when confirmation of its transmission has been recorded by the sender's fax machine,

        provided, however, that any such notice or other communication which would otherwise take effect after 4.00 p.m. on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding Business Day in the place of the addressee.

11.3 A copy of any Regulatory Call Notice or Exchange Property Settlement Notice shall be delivered to the Calculation Agent promptly upon it being sent to the Bank.

12.     LAW AND JURISDICTION

12.1    Governing law

        This Agreement is governed by, and shall be construed in accordance with, English law.

12.2    English courts

        The courts of England have exclusive jurisdiction to settle any dispute (a "Dispute"), arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) or the consequences of its nullity.

12.3    Appropriate forum

        The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

12.4    Rights of the Bank to take proceedings outside England

        Clause 12.2 (English courts) is for the benefit of the Bank only. As a result, nothing in this Clause 12 (Law and jurisdiction) prevents the Bank from taking proceedings relating to a Dispute ("Proceedings") in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent Proceedings in any number of jurisdictions.

12.5    Process agent

        The Company agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to the Process Agent at its registered office for the time being or at any address of the Company in Great Britain at which process may be served on it in accordance with Part XXIII of the Companies Act 1985. If such Person is not or ceases to be effectively appointed to accept service of process on behalf of the Company, the Company shall, on the written demand of the Bank addressed to the Company and delivered to the Company appoint a further Person in England to accept service of process on its behalf and, failing such appointment within 15 days, the Bank shall be entitled to appoint such a Person by written notice addressed to the Company and delivered to the Company. Nothing in this paragraph shall affect the right of the Bank to serve process in any other manner permitted by law. This Clause applies to Proceedings in England and to Proceedings elsewhere.

13.     RIGHTS OF THIRD PARTIES

        A Person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

14.     COUNTERPARTS

        This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when so executed shall constitute one and the same binding agreement between the parties.

15.     DISCLOSURE

        Each of the parties acknowledges and agrees that (a) the other shall be entitled to disclose to all relevant authorities in any relevant jurisdiction(s) any documents which it is from time to time required to disclose by law, rule or regulation and (b) such documents may include this Agreement and the Security Documents.

AS WITNESS the hands of the duly authorised representatives of the parties to this Agreement the day and year first before written.

                                   SCHEDULE 1
                                   CONDITIONS

1.      FIXED AMOUNTS

        Fixed Amounts will accrue under this Agreement as provided in this Condition and will be paid by the Company to the Bank on the dates specified herein. Fixed Amounts will accrue at the Rate of Interest from (and including) the Closing Date to (but excluding) the Maturity Date or date of earlier termination of this Agreement unless, upon the Maturity Date or such date of termination, the Company does not comply with its obligations under Condition 3 (Termination), in which case Fixed Amounts will continue to accrue at the Rate of Interest (both before and after judgment) until the day on which all sums or Deliveries due in respect of this Agreement up to that day are received by or on behalf of the Bank.

        Fixed Amounts in respect of each Calculation Period shall be payable in arrear on the Payment Date immediately preceding the Period End Date on which such Calculation Period ends (and so that the first payment of Fixed Amounts shall be made on the Payment Date falling on 7 December 2006 in respect of the Calculation Period from (and including) the Closing Date to (but excluding) the Period End Date falling on 9 December 2006).

        The Fixed Amount payable on each Payment Date and on any other date on which a Fixed Amount is required to be paid in respect of this Agreement shall be calculated by applying the Rate of Interest to the Fixed Amount Notional Amount relating to such date, multiplying the product by the Day Count Fraction relating to the period to which such payment relates and rounding the resulting figure to the nearest CHF 0.01 (half a CHF
        0.01 being rounded upwards).

        For the purposes of this Condition 1 (Fixed Amounts), the Fixed Amount Notional Amount, the Relevant Proportion and all related definitions shall be determined as if any payments on full or partial termination of this Agreement and any Deliveries of Units hereunder were made 2 Business Days after the date of actual payment or Delivery.

        By entering into this Agreement, the Company and the Bank have assumed that the Fixed Amounts payable are not and will not become subject to Swiss Anticipatory Tax. Accordingly, the Company acknowledges and agrees that the Fixed Amounts set out in and calculated in accordance with this Agreement shall constitute minimum interest rates, which if Swiss Anticipatory Tax should apply, shall be adjusted as follows:

        (i) any payment of Fixed Amount shall be increased to an amount which (after making any deduction of the Non-refundable Portion (as defined below) of Swiss Anticipatory Tax) results in a payment to the Bank of an amount equal to the payment which would have been due had no deduction of Swiss Anticipatory Tax been required. For this purpose, the Swiss Anticipatory Tax shall be calculated on the full grossed-up Fixed Amount and "Non-refundable Portion" shall mean Swiss Anticipatory Tax at the standard rate from time to time (35 per cent. at the date of this Agreement) unless a tax ruling by the Swiss Federal Tax Administration confirms that the Non-refundable Portion is, pursuant to any applicable double taxation treaties, specified at a lower rate in relation to the Bank in which case such lower rates shall apply;

        (ii) the Company shall provide the Bank with the documents required by law and applicable double taxation treaties for the Bank to prepare claims for the refund of any Swiss Anticipatory Tax so deducted;

        (iii) if any amount has been paid to the Bank in respect of which Swiss Anticipatory Tax has been paid by the Company and the Bank determines that such amount has been refunded to it by the Swiss tax authorities, it shall promptly reimburse the Company such amount as will leave the Bank in the same position as if there had been no Swiss Anticipatory Tax;

        provided, however, that no such additional amounts shall be payable under this Condition 1 (Fixed Amounts) where such additional amounts are required solely as a result of a change of the transaction structure by the Bank compared with the transaction structure as submitted to the Swiss Federal Tax Administration in the ruling dated 14 November 2005 and accepted by the Swiss Federal Tax Administration on 21 November 2005.

        For the purpose of this Condition 1, "Swiss Anticipatory Tax" means any withholding tax on the payment of interest and dividends (including constructive dividends) in accordance with the Swiss Federal Statute on Anticipatory Tax of 13 October 1965 (as amended from time to time).

2.      CALL OPTION

        The Bank shall be entitled at any time prior to the Maturity Date (but shall not be obliged) to call for the Delivery of any number of Units up to the Number of Outstanding Units, subject to the provisions of this Condition 2 (Call Option) (the "Call Option"). The Bank may exercise the Call Option:

        (i) prior to the second anniversary of the Closing Date, at any time during the period from (and including) the Offer Notice Date in respect of any Takeover Event to (but excluding) the earlier to occur of (A) the day which is 30 days after the Final Date for Acceptance of the Offer, (B) the second anniversary of the Closing Date and (C) the date on which a Regulatory Call Notice is effective; and

        (ii) thereafter, at any time during the period from (and including) the second anniversary of the Closing Date to (but excluding) the earlier to occur of (A) the day falling 7 Business Days prior to the Maturity Date and (B) the date on which a Regulatory Call Notice is effective

        (each, an "Exercise Period").

        The Bank may exercise the Call Option on more than one occasion during an Exercise Period until the Number of Outstanding Units has been reduced to zero.

        In order to exercise the Call Option the Bank must, not later than 5 Business Days prior to the settlement date (which shall be a Business
        Day) proposed by it (the "Settlement Date") give written notice (an "Exercise Notice") to the Company specifying the number of Units in respect of which the Bank wishes to exercise the Call Option and the Settlement Date; provided, however, that any purported exercise of the Call Option shall be ineffective if the Company gives a Regulatory Call Notice to the Bank under Condition 3(f) (Termination at the Option of the Company following a Regulatory Event) which is effective on or before the date that the relevant Exercise Notice is effective. The number of Units the subject of an Exercise Notice must be a number which will result in the Option Exercise Value being not less than CHF 100,000.00.

        Following the exercise of the Call Option, the Company will Deliver to the Bank, or as the Bank directs, on the Settlement Date the number of Units specified in the Exercise Notice.

3.      TERMINATION

(a) Termination at Maturity: Unless the Agreement has previously terminated pursuant to Condition 3(b), 3(c), 3(d), 3(e) or 3(f), on the Maturity Date, the Company will pay the Termination Notional Amount to the Bank on the day falling two Business Days prior to the Maturity Date.

(b) Early Termination: If, prior to the Maturity Date, the Number of Outstanding Units has been reduced to zero (the "Early Termination Date"), the Company will not be required to make any further payments or Deliveries under this Agreement.

(c) Termination following an Event of Default: If at any time an Event of Default occurs, and is continuing, then the Bank may, by written notice to the Company (a "Termination Notice"), declare that the provisions of Condition 3(a) (Termination at Maturity) apply to the Agreement as if references to "Maturity Date" in that Condition were references to the date of the Termination Notice.

(d)     Termination at Maturity following receipt of Maturity Delivery Notice:
        Subject to Condition 3(f) (Termination at the option of the Company following a Regulatory Event), on or before the day falling 11 Business Days prior to the Maturity Date, the Bank may give to the Company a notice requiring the Company to Deliver to the Bank the Number of Outstanding Units on the day falling two Business Days prior to the Maturity Date (a "Maturity Delivery Notice"). If the Bank has given a Maturity Delivery Notice on or before the day falling 11 Business Days prior to the Maturity Date, the Company will, on the day falling two Business Days prior to the Maturity Date, Deliver to the Bank, or as the Bank directs, the Number of Outstanding Units. Upon receipt by the Bank of the Number of Outstanding Units in accordance with this Condition 3(d), no further payments or Deliveries will be required to be made by the Company in respect of this Agreement.

(e)     Termination at Maturity following an Exchange Property Settlement
        Notice: Subject to Condition 3(f) (Termination at the option of the Company following a Regulatory Event), and provided that the Bank has not delivered a Maturity Delivery Notice, the Company may, no earlier than the day falling 10 Business Days prior to the Maturity Date and no later than the day falling 5 Business Days prior to the Maturity Date, give notice (the "Exchange Property Settlement Notice") to the Bank that it exercises its option to deliver Units to the Bank in lieu of paying the Termination Notional Amount. If the Company gives an Exchange Property Settlement Notice, on the day falling two Business Days prior to the Maturity Date the Company will Deliver to the Bank (or as the Bank directs), in the Company's discretion, either:

        (i)     the lower of:

                (F)     the Total Number of Units; and

                (G) such number of Units as has, on any day falling in the period from (and including) the day on which the Company gives the Exchange Property Settlement Notice to (and including) the Maturity Date, such day to be nominated by the Bank in its absolute discretion, a Market Value equal to the Termination Notional Amount; or

        (ii)    a combination of:

                (A)     cash; and

                (B) such number of Units as has, on any day falling in the period from (and including) the day on which the Company gives the Exchange Property Settlement Notice to (and including) the Maturity Date, such day to be nominated by the Bank in its absolute discretion, a Market Value equal to the Termination Notional Amount less the amount of cash referred to in sub-paragraph (A), such that the Market Value of sub-paragraphs (A) and (B) is equal to the Termination Notional Amount.

(f)     Termination at the option of the Company following a Regulatory Event:
        The Agreement may be terminated at the option of the Company following the occurrence of a Regulatory Event.

        In order to exercise such option, the Company must give a written notice (a "Regulatory Call Notice") to the Bank (which notice shall be irrevocable), which notice shall:

        (i) declare that this Agreement will terminate on the Regulatory Termination Date in accordance with this Condition 3(f);

        (ii)    specify the details of the Regulatory Event;

        (iii)   specify the Regulatory Termination Date; and

        (iv) set out the name and contact details of any Independent Appraiser appointed by the Company to assist in the determination of the Fair Market Value of the outstanding obligations under this Agreement or confirm that the Company will not appoint an Independent Appraiser.

        The Calculation Agent shall determine the Fair Market Value of the outstanding obligations of the Company under this Agreement on the Obligation Valuation Date; provided, however, that if the Company appoints an Independent Appraiser, provided that the Independent Appraiser notifies the Calculation Agent in writing of its determination of the Fair Market Value as of the Obligation Valuation Date no later than the next Business Day following the Obligation Valuation Date, the Fair Market Value will be the amount determined by the Calculation Agent to be the average of the Fair Market Value determined by the Calculation Agent and the Fair Market Value determined by the Independent Appraiser. The Calculation Agent shall notify the Company and the Bank of the Fair Market Value no later than the day falling 13 Business Days prior to the Regulatory Termination Date.

        Following delivery of a Regulatory Call Notice, the Company shall, on the day falling two Business Days prior to the Regulatory Termination Date, pay to the Bank the Regulatory Termination Amount. Upon receipt by the Bank of the Regulatory Termination Amount in accordance with this Condition 3(f), no further payments or Deliveries will be required to be made by the Company under this Agreement.

4.      ADJUSTMENTS

(a) Calculation Agent: Deutsche Bank AG, London Branch shall act as calculation agent (the "Calculation Agent") under this Agreement, including with respect to any adjustments to the Exchange Property in accordance with the Adjustment Provisions. Whenever the Calculation Agent is required to act or to exercise judgement in any way under this Agreement, it will do so in good faith and in a commercially reasonable manner. The Calculation Agent is not acting as a fiduciary for or as an adviser to the Company, the Bank or any other Person in respect of its duties as Calculation Agent and does not assume any relationship of agency or trust in respect with or for the Company, the Bank or other Person.

(b) Adjustment Provisions: The provisions set out in Schedule 2 (Adjustment Provisions) to this Agreement shall apply to this Agreement as if the same were set out in full in this Agreement.

5.      TAXATION

        All payments under this Agreement by or on behalf of the Company shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Switzerland or any political subdivision thereof or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law.

        If the Company is required to make any such withholding or deduction by law, it shall not be required to pay any additional amounts to the Bank in respect of such withholding or deduction, except as provided in Condition 1 (Fixed Amounts).

        If the Company becomes subject at any time to any taxing jurisdiction other than Switzerland, references in these Conditions to Switzerland shall be construed as references to Switzerland and/or such other jurisdiction.

        The Company represents and undertakes that it does not have, and for so long as this Agreement remains in force it shall at no time have, interest-bearing indebtedness payable to more than 20 (twenty) non-Qualifying Banks. For these purposes, "Qualifying Bank" means a financial institution which: (a) qualifies as a bank pursuant to the banking laws in force in its country of incorporation; (b) carries on a true banking activity in such jurisdiction as its main purpose; and (c) has personnel, premises, communication devices and decision-making authority of its own, all as per explanatory note of the Swiss Federal Tax Administration No. S-02-123(9.86) as amended from time to time.

        Any stamp duty or transfer charges, including Swiss Federal Stamp Duty ("Emissions- und Umsatzabgabe"), if due, as well as the fee of the Relevant Exchange, if any, payable upon or in connection with the delivery of the Exchange Property hereunder will be paid or reimbursed by the Company.

6.      EVENTS OF DEFAULT

        Each of the following with respect to a party (the "Defaulting Party") constitutes an "Event of Default":

(a) Non-payment/delivery: the Company fails to pay any amount or make any delivery in respect of this Agreement on the due date for such payment or delivery and such default continues for a period of 5 days; or

(b) Breach of other obligations: the Company defaults in the performance or observance of any of its other obligations under or in respect of this Agreement or any Security Provider defaults in the performance or observance of any of its other obligations under or in respect of the Security Documents(s) to which it is party, and in either case such default remains unremedied for 30 days after written notice thereof, addressed to the Company or (as the case may be) such Security Provider, has been delivered to the Company or (as the case may be) such Security Provider; or

(c) Misrepresentation: any representation made or deemed to be repeated by the Company under this Agreement proves to have been incorrect or misleading in any material respect when made or deemed to have been repeated; or

(d) Security enforced: an encumbrancer or a Person with similar functions appointed for execution (in Switzerland, a Sachwalter or Konkursverwalter) takes possession or a receiver is appointed of the whole or substantially the whole of the assets or undertaking of the Company or any Security Provider or a distress, execution or seizure before judgment is levied or enforced upon or sued out against any substantial part of the property, assets or revenues of the Company or any Security Provider unless discharged, stayed or removed within 30 days thereof; or

(e) Insolvency, etc.: (i) the Company or any Security Provider becomes insolvent or bankrupt or is unable to pay its debts as they fall due or becomes subject to bankruptcy or composition proceedings (Nachlassverfahren), (ii) an administrator or liquidator of the Company or any Security Provider or the whole or any part of the undertaking, assets and revenues of the Company or any Security Provider is appointed (or application for any such appointment is made, and, except where such application is made by or on behalf of the Company, is not stayed or removed within 30 days), (iii) the Company or any Security Provider takes any action for a readjustment or deferment of any of its obligations or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or declares or enters into a moratorium (Stundung) in respect of any of its indebtedness or guarantee of any indebtedness given by it, (iv) the Company or any Security Provider initiates or consents to proceedings relating to itself under any applicable bankruptcy, composition, Nachlassvertag, faillite, administration or insolvency law, (v) the Company or any Security Provider ceases or threatens to cease to carry on all or any substantial part of its business or (vi) the Company or any Security Provider notifies the court of its financial situation in accordance with Article 725(2) of the Swiss Code of Obligations; or

(f) Winding up, etc.: an order is made or an effective resolution is passed for the winding up, liquidation or dissolution of the Company or any Security Provider; or

(g) Analogous event: any event occurs which under the laws of any applicable jurisdiction has an analogous effect to any of the events referred to in paragraphs (d) (Security enforced) to (f) (Winding up, etc.) above; or

(h) Failure to take action, etc.: any action, condition or thing at any time required to be taken, fulfilled or done in order (i) to enable the Company lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement, (ii) to ensure that those obligations are legal, valid, binding and enforceable and (iii) to make this Agreement admissible in evidence in the courts of Switzerland or England is not taken, fulfilled or done; or

(i) Change of control: Company ceases to be a Subsidiary of Jacobs Holding AG or the majority of the voting rights relating to the share capital of Jacobs Holding AG cease to be held by the Jacobs Family Council; or

(j) Security Documents: any of the Security Documents is not or ceases to be in full force and effect except as a result of any action or inaction by the Bank in relation to any of the Security Documents; or

(k) Unauthorised Modification of Usufruct: any Usufruct (as defined in the Security Documents) or term or condition thereof granted in the Security Documents is altered, modified, added, removed, disapplied or otherwise amended without the prior written approval of the Bank, except for any such alteration, modification, addition, removal, disapplication or amendment that results in the immediate, permanent, irrevocable and unconditional (i) termination, early expiration and/or waiver of the Usufruct by the Beneficiary (as defined in the relevant Security Document) and (ii) reassignment by the Beneficiary to the Company of such Usufruct; or

(l) Failure to assign Usufruct: the Beneficiary (as defined in the Security Documents) of any Usufruct granted in the Security Documents fails to assign such Usufruct back to the Company in accordance with the provisions of the relevant Security Document; or

(m) Attachment or seizure of assets subject to Security Documents: the assets pledged under a Security Document become subject to an attachment (Arrest), seizure (Pfandung) or an analogous event occurs under the laws of any applicable jurisdiction, and, in the case of an attachment (Arrest), such attachment (Arrest) is not removed within 90 days.

                                   SCHEDULE 2
                              ADJUSTMENT PROVISIONS

1.      OFFERS AND SCHEMES

(a)     Company's discretion

        In the event of an Offer for Relevant Securities, the Company shall have absolute discretion to accept such Offer (and in the event of such Offer consisting of alternative choices, as to which of such alternatives to accept) or reject such Offer provided that the Company may not accept any such Offer prior to the Final Date for Acceptance of the Offer.

        In relation to any scheme of arrangement, compromise, reorganisation, amalgamation, merger, demerger or reconstruction of any company or companies (whether or not involving liquidator or dissolution) (a "Scheme"), the Company shall at all times be entitled, in relation to any Relevant Securities, to exercise any rights to vote or other rights in respect of, or otherwise participate in, any such scheme of arrangement, reorganisation, amalgamation or reconstruction as it thinks fit.

(b)     Notices

        The Company shall give notice to the Bank in accordance with Clause 11 (Notices) forthwith on becoming aware of the publication or announcement of any Offer or the publication or announcement of any Scheme, and the date of any such notice is herein referred to as the "Offer Notice Date". In the event that Company elects to accept an Offer, the Company will give notice to the Bank in accordance with Clause 11 (Notices) as soon as practicable but in any event not later than five Trading Days before the Final Date for Acceptance of the Offer.

(c)     Adjustment to Exchange Property

        If the Company accepts such Offer (or if the Relevant Securities are subject to compulsory acquisition in consequence of such an Offer) then, with effect from the Offer Closing Date, the Relevant Securities the subject of such Offer or compulsory acquisition in consequence of such an Offer shall be deemed no longer to form part of the Exchange Property and shall be deemed to be replaced, subject to paragraph (d) below, by the consideration (the "Offer Consideration") received for the Relevant Securities acquired under the Offer or pursuant to such compulsory acquisition. In any other case, and subject to the remaining provisions of this Item, the Exchange Property shall remain unadjusted.

(d)     Cash consideration and Premium Compensation

        In the event that the Offer Consideration consists wholly or partly of cash, such cash shall be added to the Exchange Property together with a premium cash amount determined in accordance with the following formula:

                    PC = K2 X (principal - IP) X T X CB
                                                 -   -
                                                 C   MP
        where:

        K           =   the lesser of IP and MP or, if equal, 1;
                                      --     --
                                      MP     IP

        PC          =   the amount of cash to be added to the Exchange Property;

        Principal   =   CHF 767,300,000.00   NOU
                                           X ---;
                                             IN

        IP          =   CHF 613,840,000.00   NOU
                                           X ---;
                                             IN

        CB          =   the cash amount received by the Company in Swiss Francs
                        as the whole or part of the consideration for the securities the subject of the Offer (other than cash paid in respect of fractional entitlements to the securities in the Offer) converted, if necessary, into Swiss Francs at the Screen Rate on the Offer Closing
                        Date;

        MP          =   Cash Value of the Exchange Property on the Final Date
                        for Acceptance of the  Offer;

        C           =   1,826 days (duration in days from but excluding the
                        Closing Date to, and including, the Maturity Date);

        T           =   duration in days from but excluding the Final Date for
                        Acceptance of the Offer to, and including the Maturity
                        Date (which shall be zero if the Final Date for Acceptance of the Offer occurs after such date);

        IN          =   the Initial Number of Units; and

        NOU         =   the Number of Outstanding Units.

        The provisions of this Item 1(d) shall apply mutatis mutandis to any subsequent Offer. For the avoidance of doubt, Item 10 (Repurchase of Relevant Securities etc.) does not apply to any cash included in the Offer Consideration.

2.      DIVIDENDS

(a) Adjustment Event: If and whenever a Dividend is declared in respect of the Adecco Shares or any Relevant Securities, the Exchange Property shall be subject to adjustment in accordance with this Item 2.

(b) Company's discretion: In the case of any Dividend consisting of alternative choices, the Company shall have absolute discretion as to which of such alternatives to accept.

(c) Effective Date: For the purposes of this Item 2, the "Effective Date" means the Ex Date in respect of the relevant Dividend.

(d) Adjustment to the Exchange Property: In the case of the first Dividend declared in each Financial Year in respect of the Exchange Property, with effect from the Effective Date, the Exchange Property shall be adjusted by adding to (or deducting from) the Exchange Property such number of Relevant Securities as are determined in accordance with the following formula:

        (i) if the Dividend in respect of the Exchange Property is greater than the Expected Dividend Amount, the Exchange Property shall be increased by the addition of such number of Relevant Securities of the same class as the securities in respect of which the Dividend was paid as results from dividing the amount by which the Dividend exceeds the Expected Dividend Amount by the Volume Weighted Average Price of the Relevant Securities of the same class as the securities in respect of which the Dividend was paid on the Ex Date; or

        (ii) if the Dividend in respect of the Exchange Property is less than the Expected Dividend Amount, the Exchange Property shall be decreased by the subtraction of such number of Relevant Securities of the same class as the securities in respect of which the Dividend was paid as results from dividing the amount by which the Dividend is less than the Expected Dividend Amount by the Volume Weighted Average Price of the Relevant Securities of the same class as the securities in respect of which the Dividend was paid on the Ex Date; or

        (iii) if the Dividend is equal to the Expected Dividend Amount, the Exchange Property shall not be adjusted.

        For these purposes "Expected Dividend Amount" means CHF 10,294,665 multiplied by the product of the Number of Outstanding Units divided by the Initial Number of Units.

(e)     Adjustment of subsequent Dividends

        In the case of any subsequent Dividend declared in respect of the Exchange Property in each Financial Year, with effect from the Effective Date the Exchange Property shall be increased by the addition of such number of Relevant Securities of the same class as the securities in respect of which the Dividend was paid as results from dividing the amount of the Dividend by the Volume Weighted Average Price of the Relevant Securities of the same class as the securities in respect of which the Dividend was paid on the Ex Date.

(f) Effect of adjustment: With effect from and including the Effective Date the expression "Exchange Property" shall mean the Exchange Property as adjusted pursuant to Item 2(d) (Dividends - Adjustment to the Exchange Property) or Item 2(e) (Adjustment of subsequent Dividends). Any such adjustment shall be subject to any subsequent adjustment pursuant to these Items.

3.      SHARE PURCHASE OR REDEMPTION

(a) Adjustment Event: If and whenever there is any purchase or redemption of Adecco Shares by Adecco, the Exchange Property shall be subject to adjustment in accordance with this Item 3 (Share Purchase or Redemption).

(b) Other Relevant Securities: In determining whether or not a purchase or redemption of Relevant Securities should require an adjustment under this Item 3 (Share Purchase or Redemption), references in this Item 3 (Share Purchase or Redemption) to Adecco Shares and Adecco shall be construed as references to such Relevant Securities and the issuer of such Relevant Securities.

(c) Effective Date: For the purposes of this Item 3, the "Effective Date" means the date on which the Adecco Shares are purchased or redeemed.

(d) Adjustment to the Exchange Property: On the Effective Date, the Exchange Property shall be adjusted by adding such further Relevant Securities, other securities or other property or assets (including cash) received by the Company in relation to the purchase or redemption and attributable to the Relevant Securities included in the Exchange Property on the Effective Date. Where the property received comprises cash, that cash is to be applied by the Company, as soon as reasonably practicable and to the extent possible to purchase additional securities in accordance with Item 10 (Purchase of Relevant Securities etc.).

(e) Effect of adjustment: With effect from and including the Effective Date the expression "Exchange Property" shall mean the Exchange Property as adjusted pursuant to Item 3(d) (Share Purchase or Redemption - Adjustment to the Exchange Property). Any such adjustment shall be subject to any subsequent adjustment pursuant to these Items.

4.      REORGANISATIONS

(a) Adjustment event: If and whenever any further Relevant Securities or other securities, property or assets (including cash) ("Relevant Assets") are issued, distributed or otherwise made available to holders of Relevant Securities pursuant to any Reorganisation, the Exchange Property shall be subject to adjustment in accordance with this Item 4.

(b) Effective Date: For the purposes of this Item 4, the "Effective Date" means the Ex Date in respect of the Relevant Assets to be issued, distributed or otherwise made available to holders of Relevant Securities pursuant to the relevant Reorganisation.

(c) Adjustment to the Exchange Property: With effect from the Effective Date, the Exchange Property shall be adjusted by adding such Relevant Assets as are attributable by virtue of the relevant Reorganisation to the Relevant Securities included in the Exchange Property on the Effective Date. To the extent that the Relevant Assets comprise cash, that cash is to be applied by the Company, as soon as reasonably practicable and to the extent possible to purchase additional securities in accordance with Item 10 (Purchase of Relevant Securities etc.).

(d) Effect of adjustment: With effect from and including the Effective Date the expression "Exchange Property" shall mean the Exchange Property as adjusted pursuant to Item 4(c) (Reorganisation - Adjustment to the Exchange Property). Any such adjustment shall be subject to any subsequent adjustment pursuant to these Items.

5.      BONUS ISSUES

(a) Adjustment event: If and whenever the issuer of any Relevant Securities shall make any Bonus Issue in respect of such Relevant Securities, the Exchange Property shall be subject to adjustment in accordance with this
        Item 5.

(b) Effective Date: For the purposes of this Item 5, the "Effective Date" means the Ex Date in respect of the Relevant Securities to be issued pursuant to the Bonus Issue.

(c) Adjustment to the Exchange Property: With effect from the Effective Date, the Exchange Property shall be adjusted by adding such further Relevant Securities as are attributable by virtue of the Bonus Issue to the Relevant Securities included in the Exchange Property on the Effective Date.

(d) Effect of adjustment: With effect from and including the Effective Date the expression "Exchange Property" shall mean the Exchange Property as adjusted pursuant to Item 5(c) (Bonus Issues - Adjustment to the Exchange Property). Any such adjustment shall be subject to any subsequent adjustment pursuant to these Items.

6.      RIGHTS ISSUES

(a) Adjustment event: If and whenever the issuer of any Relevant Securities shall make any Rights Issue in respect of such Relevant Securities, the Exchange Property shall be subject to adjustment in accordance with this
        Item 6.

(b) Effective Date: For the purposes of this Item 6, the "Effective Date" means the Ex Date in respect of the Relevant Securities or other securities, or options, warrants or rights to subscribe or purchase further Relevant Securities or other securities to be issued pursuant to the Rights Issue.

(c) Adjustment to the Exchange Property: With effect from the Effective Date, the Exchange Property shall be adjusted by the Calculation Agent, by not later than the latest day for accepting or taking up any such rights, either:

        (i) on an arm's length basis in good faith, procuring the sale by a broker or investment bank selected by the Calculation Agent of sufficient of the relevant rights to enable the whole of the balance of such rights to be taken up, procuring the application of the proceeds of sale, after the deduction of the costs and expenses of such sale, in the taking up of such rights and adding to the Exchange Property such number of Adecco Shares or other securities or options, warrants or rights as result from such taking up of rights (with, any excess proceeds of sale being added to and forming part of the Exchange Property); or

        (ii) adding to the Exchange Property such number of Adecco Shares or other securities or options, warrants or rights as would have been subscribed or purchased if sufficient rights had been sold on an arm's length basis in good faith to enable (after the deduction of the costs and expenses of such sale) the whole of the balance of such rights to be taken up together with an amount equal to what would have been any such excess proceeds of sale as aforesaid, provided that, if such rights may not be sold and the Company so elects and notifies the Bank, the Company shall use any part of the Exchange Property comprising cash to take up such rights and/or on an arm's length basis, sell sufficient Relevant Securities to enable (after the deduction of the costs and expenses of such sale) the whole of the balance of such rights to be taken up, with, in any such case, any excess proceeds of sale being added to and forming part of the Exchange Property to be applied by the Company in accordance with Item 10 (Purchase of Relevant Securities etc.).

(d) Effect of adjustment: With effect from and including the Effective Date the expression "Exchange Property" shall mean the Exchange Property as adjusted pursuant to Item 6(c) (Rights Issues - Adjustment to the Exchange Property). Any such adjustment shall be subject to any subsequent adjustment pursuant to these Items.

7.      ALTERATION TO NOMINAL VALUE

(a) Adjustment event: If and whenever there shall be an alteration to the nominal value of any Relevant Securities as a result of consolidation or subdivision, the Exchange Property shall be subject to adjustment in accordance with this Item 7.

(b) Effective Date: For the purposes of this Item, the "Effective Date" means the date on which such subdivision or consolidation becomes effective.

(c) Adjustment to the Exchange Property: With effect from the Effective Date, the securities resulting from such consolidation or subdivision, so far as attributable to the Exchange Property, shall be included in the Exchange Property.

(d) Effect of adjustment: With effect from and including the Effective Date the expression "Exchange Property" shall mean the Exchange Property as adjusted pursuant to Item 7(c) (Alteration to Nominal Value - Adjustment to the Exchange Property). Any such adjustment shall be subject to any subsequent adjustment pursuant to these Items.

8.      OTHER EVENTS; CONTEMPORANEOUS EVENTS

(a)     Adjustment event: If the Calculation Agent determines that:

        (i) an adjustment should be made to the Exchange Property as a result of one or more events or circumstances not referred to in
                Item 1 (Offers and Schemes) to Item 7 (Alteration to Nominal Value) (even if the relevant event or circumstance is specifically excluded from the operation of Item 1 (Offers and Schemes) to Item 7 (Alteration to Nominal Value));

        (ii) more than one event which gives rise or may give rise to an adjustment to the Exchange Property has occurred or will occur within such a short period of time that a modification to the operation of the adjustment provisions is required in order to give the intended result; or

        (iii) one event which gives rise or may give rise to more than one adjustment to the Exchange Property has occurred or will occur such that a modification to the operation of the adjustment provisions is required in order to give the intended result, the Calculation Agent shall, at its own expense, use all reasonable endeavours to procure that such adjustment (if any) to the Exchange Property as is fair and reasonable to take account thereof, and the date on which such adjustment should take effect, shall be Determined by an Expert.

(b) Effective Date: Upon such determination, the Calculation Agent shall procure that such adjustment (if any) shall be made and shall take effect in accordance with such determination, provided, however, that an adjustment shall only be made pursuant to this Item 8 if the relevant Expert is requested to make such a determination not more than 14 days after the date on which the relevant event occurs or circumstances exist.

(c) Certificate of an Expert: If any doubt shall arise as to any appropriate adjustment to the Exchange Property, the Calculation Agent shall procure that the appropriate adjustment shall be Determined by an Expert and a certificate from the relevant Expert as to the appropriate adjustment to the Exchange Property shall, in the absence of manifest error, be conclusive and binding on all concerned.

9.      NOTICE OF CHANGE IN EXCHANGE PROPERTY

        The Calculation Agent shall give notice to the Company and the Bank in accordance with Clause 11 (Notices) of any change in composition of the Exchange Property as soon as reasonably practicable following such change.

10.     PURCHASE OF RELEVANT SECURITIES ETC.

        If any cash amount or securities or other property is received under or pursuant to these Items in respect of Exchange Property which is to be added to and form part of the Exchange Property (other than (i) any Adecco Shares or Relevant Securities, or (ii) as included in the Offer Consideration received under Item 1 (Offers and Schemes)), the Company is authorised to apply such cash, or the proceeds of the sale of such securities or other property (net of any costs and expenses incurred in connection with such sale) to purchase additional Adecco Shares (not then included in the Exchange Property) or, where the Exchange Property includes securities other than Adecco Shares, additional units of such securities. Any such additional Adecco Shares or other securities purchased shall thereafter form part of the Exchange Property.

11.     MAINTENANCE OF EXCHANGE PROPERTY

(a) Ownership of Sufficient Exchange Property: At any particular time, the Company may or may not be the beneficial owner of sufficient Exchange Property to satisfy its obligations under this Agreement. However these Items shall be read and construed as though at all times the Company was the beneficial owner of sufficient Exchange Property to satisfy its obligations under this Agreement. Consequently, subject as provided in
        Item 11(b) (Maintenance of Exchange Property - Repurchase or Redemption of Relevant Securities), for the purposes of determining whether and to what extent any adjustment should be made to the Exchange Property at any time, for the purposes of these Items the Company shall be deemed to be entitled to receive such further or other Relevant Securities, securities, property or assets (including cash) and/or consideration on the date the Company would have been entitled to receive them/it, and to make any relevant elections in respect thereof, as it would have been entitled to receive and/or make had it at all relevant times been the beneficial owner of sufficient Exchange Property to satisfy its obligations under this Agreement and references in these Items to the Exchange Property being adjusted shall be construed accordingly. In particular (and without limitation):

        (i) Offers and Schemes: for the purposes of Item 1 (Offers and Schemes), the Company shall be entitled by notice to the Bank to elect to be treated as accepting (or accepting a particular alternative) or (unless the Relevant Securities are subject to compulsory acquisition) rejecting the relevant Offer as if it was the beneficial owner of the Relevant Securities the subject of such Offer;

        (ii) Rights Issues: for the purposes of Item 6 (Rights Issues), the Exchange Property shall be increased by the Relevant Securities or other securities or options, warrants or rights and any excess proceeds of sale which would have been added to the Exchange Property had the Company been the beneficial owner of the Relevant Securities included in the Exchange Property at all relevant times and complied with its obligations under Item 6 (Rights Issues) in relation thereto;

        (iii) Purchase of Relevant Securities etc: for the purposes of Item 10 (Purchase of Relevant Securities etc), if at the relevant time the Company is not the beneficial owner of sufficient Exchange Property to satisfy its obligations under this Agreement, such additional Adecco Shares or other securities as could have been purchased with the relevant amount of cash or, as the case may be, the net proceeds of sale of the relevant securities or other property shall be determined by the Calculation Agent;

        (iv) Realisation Proceeds: if at any time when the Realisation Proceeds of any property are to be determined the Company is not at the relevant time the beneficial owner of sufficient Exchange Property to satisfy its obligations under this Agreement, then the Realisation Proceeds in respect thereof shall be determined by the Calculation Agent as if the Company had at the relevant time been the beneficial owner of sufficient Exchange Property and had sold the relevant property as provided in these Items;

        (v) Sale of Exchange Property: where any of the provisions of these Items require the Company to sell any property included in the Exchange Property or deriving from it or received in respect of it, then such provisions shall operate as if the Company had sold the same as provided in these Items, and an amount equal to that which would have been the net proceeds of such sale and required to be applied as provided in these Items shall be or, as the case may be, be treated as being so applied by the Company, with any amount representing what would have been the balance of proceeds of any such sale being treated as being applied as so provided in these Items;

        (vi) Time or date of receipt: any reference in these Items to the time or date of receipt by the Company of any property or assets shall be construed as a reference to the time at, or date on, which the Company would otherwise have received or would have first been entitled to receive the same had it been the beneficial owner of sufficient Exchange Property to satisfy its obligations under this Agreement at all relevant times; and

        (vii) Delivery of Exchange Property: any provisions of these Items in respect of the obligation of the Company to deliver or distribute all or any part of the Exchange Property or other property or assets (including cash) shall operate as if the Company was the beneficial owner of sufficient Exchange Property to satisfy its obligations under this Agreement at all relevant times, and the Company shall be required to deliver or distribute the same accordingly.

(b) Repurchase or Redemption of Relevant Securities: In the event of a purchase or redemption of Relevant Securities by the issuer thereof, if at the relevant time the Company is not the beneficial owner of sufficient Exchange Property to satisfy its obligations under this Agreement, Item 3 (Share Purchase or Redemption) shall be disregarded unless and to the extent the issuer of any Relevant Securities purchases or redeems sufficient Relevant Securities such that thereafter the total outstanding Relevant Securities are less than the number required to be included in the Exchange Property, in which case to the extent of such shortfall, the Company shall be treated as if it was the beneficial owner of the number of Relevant Securities required to be included in the Exchange Property and the provisions of Item 3 (Share Purchase or Redemption) shall be deemed to apply accordingly in respect of the number of Relevant Securities representing such shortfall.

12.     REDEMPTION OR REPURCHASE OF RELEVANT SECURITIES

(a) Tender offers: If a tender or other offer is made by or on behalf of an issuer of any Relevant Securities (or any person associated with such issuer) to purchase or otherwise acquire, redeem or exchange such Relevant Securities, other than an offer to which Item 1(a) (Offers and Schemes - Company's discretion) applies, the Company shall not tender or be entitled to be treated as having tendered any such Relevant Securities which are included in the Exchange Property or be treated as having accepted any such offer in respect thereof or vote in respect of any such Relevant Securities in relation to any such tender or other offer without the Bank's approval.

(b) Optional redemption: The Company shall not exercise or be treated as having exercised any option to require the redemption or repayment of any Relevant Securities which are included in the Exchange Property prior to the final due date for redemption or repayment thereof without the Bank's approval.

13.     DETERMINED BY AN EXPERT

        In relation to any matter required by these Items to be Determined by an Expert, the Calculation Agent shall promptly appoint an Expert. If when any matter is required by these Items to be Determined by an Expert, the Calculation Agent shall within a reasonable time fail to appoint an Expert the Company shall be entitled (but not obliged) to make such appointment. In either case, any such appointment shall be for the account of the Bank.

14.     INTERPRETATION

        In this Agreement, unless otherwise specified or unless the context requires otherwise:

        (a) references to any issue or offer or grant to Adecco Shareholders "as a class" or "by way of rights" shall be construed so as to include an issue or offer or grant to all or substantially all Adecco Shareholders other than Adecco Shareholders to whom, by reason of the laws of any jurisdiction or requirements of any recognised regulatory body or any stock exchange in any jurisdiction or in connection with fractional entitlements, it is determined not to make such issue or offer or grant (and references to any issue or offer or grant to holders of any other Relevant Securities shall be similarly construed); and

        (b) headings and sub-headings are for ease of reference only and shall not affect the construction of these Items.

                                   SCHEDULE 3
                THE SECURITY PROVIDERS AND THE SECURITY DOCUMENTS

        TITLE OF DOCUMENTS                       SECURITY PROVIDER     OTHER PARTIES
        ------------------------------------     -----------------     -------------
1.      Share Pledge Agreement                   Jacobs Venture AG     Deutsche Bank
2.      Share Pledge Agreement                   Jacobs Holding AG     Deutsche Bank
3.      Share Pledge Agreement                   Klaus J. Jacobs       Deutsche Bank
4.      Share Pledge Agreement                   Renata Jacobs         Deutsche Bank
5.      Share Pledge Agreement                   Lavinia Jacobs        Deutsche Bank
6.      Share Pledge Agreement                   Nicolas Jacobs        Deutsche Bank
7.      Share Pledge Agreement                   Nathalie Jacobs       Deutsche Bank
8.      Share Pledge Agreement                   Philippe Jacobs       Deutsche Bank
9.      Account Pledge Agreement                 Jacobs Venture AG     Deutsche Bank
10.     Account Pledge Agreement                 Jacobs Holding AG     Deutsche Bank
11.     Account Pledge Agreement                 Klaus J. Jacobs       Deutsche Bank
12.     Account Pledge Agreement                 Renata Jacobs         Deutsche Bank
13.     Account Pledge Agreement                 Lavinia Jacobs        Deutsche Bank
14.     Account Pledge Agreement                 Nicolas Jacobs        Deutsche Bank
15.     Account Pledge Agreement                 Nathalie Jacobs       Deutsche Bank
16.     Account Pledge Agreement                 Philippe Jacobs       Deutsche Bank
17.     Custody Agreement                        Jacobs Venture AG     Deutsche Bank
18.     Custody Agreement                        Jacobs Holding AG     Deutsche Bank
19.     Custody Agreement                        Klaus J. Jacobs       Deutsche Bank
20.     Custody Agreement                        Renata Jacobs         Deutsche Bank
21.     Custody Agreement                        Lavinia Jacobs        Deutsche Bank
22.     Custody Agreement                        Nicolas Jacobs        Deutsche Bank
23.     Custody Agreement                        Nathalie Jacobs       Deutsche Bank
24.     Custody Agreement                        Philippe Jacobs       Deutsche Bank

25.     Side Letter to the Custody Agreement     Jacobs Venture AG     Deutsche Bank
26.     Side Letter to the Custody Agreement     Jacobs Holding AG     Deutsche Bank
27.     Side Letter to the Custody Agreement     Klaus J. Jacobs       Deutsche Bank
28.     Side Letter to the Custody Agreement     Renata Jacobs         Deutsche Bank
29.     Side Letter to the Custody Agreement     Lavinia Jacobs        Deutsche Bank
30.     Side Letter to the Custody Agreement     Nicolas Jacobs        Deutsche Bank
31.     Side Letter to the Custody Agreement     Nathalie Jacobs       Deutsche Bank
32.     Side Letter to the Custody Agreement     Philippe Jacobs       Deutsche Bank

                                   SIGNATURES

JACOBS VENTURE AG

By:

/s/ Andreas Jacobs             /s/ Conrad Meyer
------------------             ----------------
DR ANDREAS JACOBS              CONRAD MEYER
Chairman                       Director


DEUTSCHE BANK AG

By:  /s/ Pierre-Alexis Renaudin         /s/ Gavan Gravesen
     --------------------------         ------------------
     Pierre-Alexis Renaudin             Gavan Gravesen
     Authorized Signatory               Authorized Signatory